Exhibit 8.1

[Letterhead of Morgan, Lewis & Bockius LLP]

July 5, 2011

AxoGen Corporation

13859 Progress Blvd., Suite 100

Alachua, FL 32615

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger, dated as of May 31, 2011, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 30, 2011 (the “Agreement”), by and among LecTec, a Minnesota corporation (“LecTec”), AxoGen Corporation, a Delaware corporation (the “Company”), and Nerve Merger Sub Corporation, a Delaware corporation and wholly-owned direct subsidiary of LecTec (“Merger Sub”), Merger Sub is to merge with and into the Company with the Company surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

We have acted as legal counsel to the Company in connection with the Merger and in that connection you have requested our opinion regarding certain United States federal income tax consequences of the Merger. As such, and for the purpose of rendering our opinion, we have examined and are relying, with your permission (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary), upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1. The Agreement;

2. The representations made to us by LecTec and Merger Sub in their letter to us dated July 5, 2011 (the “LecTec Tax Certificate”);

3. The representations made to us by the Company in its letter to us dated July 5, 2011 (the “Company Tax Certificate”);

4. The convertible notes issued by the Company to LecTec on May 3, 2011 in the principal amount of $500,000 and on May 31, 2011 in the principal amount of $2,000,000;

AxoGen Corporation

July 5, 2011

5. The registration statement of Parent on Form S-4 filed with the Securities and Exchange Commission with respect to Parent Common Stock to be issued to the shareholders of the Company in connection with the Merger and the proxy statement/prospectus included in the Registration Statement (the “Registration Statement”); and

6. Such other instruments and documents related to the formation, organization and operation of LecTec, Merger Sub, and the Company from and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary), (i) that the Merger will be consummated in the manner contemplated by the Agreement without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Merger will be effective under applicable state law.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, and we have further assumed that any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that (i) for United States federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and each of LecTec, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and (ii) the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications and assumptions described therein, sets forth the material United States federal income tax consequences applicable to the Company’s shareholders in the Merger.

Our opinion expressed herein is based upon the Code, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the

AxoGen Corporation

July 5, 2011

Internal Revenue Service (the “IRS”) or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided solely for the benefit of AxoGen. No other person or party shall be entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned “Material U.S. Federal Income Tax Consequences of the Merger” therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP